Exhibit 99.1

ManTech Promotes Kevin Phillips to President and Chief Operating Officer and Judith Bjornaas to Chief Financial Officer

HERNDON, Va., November 2, 2016 (GLOBE NEWSWIRE) – ManTech International Corporation (Nasdaq:MANT) announced today that Kevin M. Phillips has been promoted to president and chief operating officer (COO). In this role, Phillips will assume overall responsibility for the general management and control of the company’s operations. ManTech’s Chairman of the Board and Chief Executive Officer George J. Pedersen will continue to spearhead the company’s overall strategy and corporate vision (which includes mergers and acquisitions and company investments), driving corporate governance matters, and leading its board of directors.

Phillips has served as ManTech’s chief financial officer (CFO) since 2005, during which time ManTech has increased its revenue by $570 million or 58%. Prior to CFO, Phillips served as corporate vice president, assistant to the chairman, and chief of staff, positions in which he played an active role in the integration of acquisitions and other strategic business issues.

“I am most pleased that Kevin will serve as our president and COO. This is a natural next step for us as we continue to build and expand our business through organic growth and acquisitions. As CFO, Kevin assumed increasingly greater operational responsibilities over the last few years and became an invaluable member of the senior leadership team in managing the company’s day-to-day affairs. Kevin has proven his mettle, demonstrated exceptional judgment, and earned the deepest respect of both our management team and our board of directors. I have the utmost confidence in Kevin and congratulate him on a well-earned promotion,” said Pedersen.

“I am honored to assume the role of president and COO of ManTech and look forward to working closely with George, our strong leadership team, and our employees to continue ManTech’s growth as a key provider of innovative technologies and solutions to the U.S. government,” remarked Phillips. Under Pedersen‘s leadership, ManTech has grown to $1.6 billion annual revenue and approximately 7,000 employees, with operations in over 20 countries around the world. “Today, ManTech provides cutting edge technologies that help solve some of the biggest national security challenges facing our nation, and I look forward to building upon our success.”

L. William Varner and Dan Keefe, ManTech’s two group presidents, will continue to provide strong leadership and direction in their current roles and will report directly to Phillips.

ManTech also announced that current Senior Vice President and Deputy CFO Judith L. Bjornaas will be promoted to CFO. Bjornaas has over 30 years of experience in defense contracting and previously served as both treasurer and CFO at NCI Information Systems.

Phillips noted, “Judy Bjornaas is ideally qualified for this position. Her progression from deputy CFO to the CFO position is the fitting result of her leadership and accomplishments. ManTech is exceptionally fortunate to have Judy on its senior leadership team as we take our company to the next level.”

“I am very pleased to assume the role of CFO and look forward to the increased responsibility and opportunity to help ManTech grow its business through enhanced solutions and service delivery for our existing and new customers,” said Bjornaas.

About ManTech International Corporation

ManTech provides innovative technologies and solutions for mission-critical national security programs for the intelligence community; the departments of Defense, State, Homeland Security, Health and Human Services, Veteran Affairs and Justice, including the Federal Bureau of Investigation (FBI); the health and space community; and other U.S. government customers. We support important national missions by providing services to approximately 50 federal government agencies under approximately 900 current contracts. ManTech’s expertise includes cybersecurity; software and systems development; enterprise information technology; multi-discipline intelligence; program protection and mission assurance; systems engineering; test and evaluation (T&E); command, control, communications, computers, intelligence, surveillance and reconnaissance (C4ISR); training; supply chain management and logistics; and management consulting. Additional information on ManTech can be found at www.mantech.com.

ManTech-L

ManTech International Corporation

Lynn Davis, 703-259-3636

lynn.davis@mantech.com